Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Reddy Ice Holdings, Inc.
Dallas, Texas

We consent to the incorporation by reference in Registration Statement No. 333-129103 on Form S-8 of our reports dated March 12, 2007, relating to the financial statements of Reddy Ice Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle) and management’s report on the effectiveness of internal control over financial reporting,  appearing in the Annual Report on Form 10-K of Reddy Ice Holdings, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
March 12, 2007